Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-276243

Prospectus Supplement

(To Prospectus Dated May 16, 2024)

CAPTIVISION INC.

Primary Offering of up to

24,204,341 Ordinary Shares

Secondary Offering of up to

38,200,001 Ordinary Shares

11,950,000 Warrants to Purchase Ordinary Shares

This Prospectus Supplement amends and supplements information contained in that certain Prospectus, dated May 16, 2024 (the “Prospectus”), relating to, among other things, (i) the resale by certain selling securityholders listed in the section of the Prospectus entitled “Selling Securityholders” of an aggregate of 38,200,001 ordinary shares, par value $0.0001 per share (“Ordinary Shares”) of Captivision Inc. (“us,” “we,” “Captivision” or the “Company”) and (ii) the offer and sale by the Company of up to 11,950,000 Ordinary Shares that are issuable upon the exercise of 11,950,000 private warrants of the Company, each exercisable at $11.50 for one Ordinary Share (“Private Warrants”). The Company will not receive any proceeds from the sale of Ordinary Shares by the selling securityholders.

This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement but not otherwise defined herein have the meanings specified in the Prospectus.

We are filing this Prospectus Supplement to reflect the transfer of 7,466,667 Ordinary Shares and 11,950,000 Private Warrants from Jaguar Global Growth Partners I, LLC (the “JGGC Sponsor”) to certain individuals and entities included in the selling securityholder table. Accordingly, this Prospectus Supplement amends the selling securityholders table beginning on page 176 of the Prospectus by (i) adding certain individuals and entities to the selling securityholder table in the Prospectus and (ii) updating the footnotes to the selling securityholders table in the Prospectus. Except as otherwise set forth herein, this Prospectus Supplement does not impact any other selling securityholders set forth in the selling securityholders table in the Prospectus.

We are also filing this Prospectus Supplement to reflect clerical error corrections regarding (i) updating the total amount of the Ordinary Shares offered in the secondary offering to 38,200,001 on the cover page of the Prospectus, page 14 of the Prospectus and page 176 of the Prospectus and (ii) updating the number of ordinary shares issued to the JGGC Sponsor to 7,466,667 on the cover page of the Prospectus and page 14 of the Prospectus. Except as otherwise set forth herein, this Prospectus Supplement does not impact any other information or section set forth in the Prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 30, 2024.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders from time to time (i) an aggregate of 38,200,001 Ordinary Shares and (ii) 11,950,000 Private Warrants held by the Selling Securityholders.

This Prospectus Supplement is filed for the purpose of including, and restating amounts owned by, selling securityholders who have acquired Ordinary Shares included for resale in this Prospectus. As of May 30, 2024, the Selling Securityholder table included under the section “Selling Securityholders,” which begins on page 176 of the Prospectus, is revised to amend the information with respect to the following selling securityholders:

	Ordinary Shares			Warrants to Purchase Ordinary Shares
Name	Ordinary Shares Beneficially Owned Prior to Offering(1)	Ordinary Shares Registered Hereby	Ordinary Shares Beneficially Owned After Sale of all Ordinary Shares Offered Hereby	Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Beneficially Owned After Sale of All Warrants Offered Hereby
Michael B. Berman(2)	25,000	25,000	—	—	—	—
Craig M. Hatkoff(3)	25,000	25,000	—	—	—	—
Jason H. Lee(4)	25,000	25,000	—	—	—	—
Martha Notaras(5)	25,000	25,000	—	—	—	—
Christine Zhao(6)	25,000	25,000	—	—	—	—
Betty Liu(7)	15,000	15,000	—	—	—	—
Edward Shenderovich(8)	15,000	15,000	—	—	—	—
Scott F. Meadow(9)	15,000	15,000	—	—	—	—
Evan Wray(10)	15,000	15,000	—	—	—	—
David Eisenberg(11)	576,300	137,244	—	439,056	439,056	—
Ho Joon Lee(12)	3,066,398	3,066,398	—	—	—	—
Houng Ki Kin(13)	4,115,670	4,115,670	—	—	—	—
Bio X Co., Ltd.(14)	2,402,462	2,402,462	—	—	—	—
Whale M&A Small-Mid Sized Company M&A Private Equity Fund No. 1(15)	1,681,723	1,681,723	—	—	—	—
Samsung Securities(16)	599,815	599,815	—	—	—	—
CSY Chungla Co., Ltd.(17)	552,566	552,566	—	—	—	—
Seong Rak Lee	160,164	160,164	—	—	—	—
Ulmus – Solon New Technology Investment Fund No. 1(18)	159,844	159,844	—	—	—	—
Acuon Capital(19)	192,197	192,197	—	—	—	—
Dok Soo Jang	213,122	213,122	—	—	—	—
J.V.B. Financial Group, LLC(20)	2,183,960	2,183,960	—	—	—	—
Paul Hastings LLP(21)	2,102,763	2,102,763	—	—	—	—
JGG SPAC Holdings LLC(22)	697,760	697,760	—	—	—	—
Outside The Box Capital Inc.(23)	20,000	20,000	—	—	—	—
George and Mary Fitzpatrick(24)	40,258	40,258	—	—	—	—
PLS Holdings, LLC(25)	40,258	40,258	—	—	—	—
Kimberly Seeds(26)	80,516	80,516	—	—	—	—
MB Asset Management, Ltd.(27)	40,258	40,258	—	—	—	—
NexeterAlts, LLC(28)	99,404	99,404	—	—	—	—
Adam M. Miller(29)	70,462	46,201	—	24,261	24,261	—
Katherine Rosbottom(30)	19,881	19,881	—	—	—	—
Jeffrey Goldenberg(31)	49,702	49,702	—	—	—	—
Goldenberg Investment Partners LLC(32)	49,702	49,702	—	—	—	—
Alexander R Marcinkowski(33)	78,066	56,113	—	21,953	21,953	—
Amanda Bailey	15,000	15,000	—	—	—	—
Andrew Chen	56,130	12,224	—	43,906	43,906	—
Anthony R. Page(34)	1,587,313	357,773	—	1,229,540	1,229,540	—
Broadwater Capital, LLC(35)	53,552	29,291	—	24,261	24,261	—

Bruce A. Wolfson and Ellen S. Wolfson	21,968	21,968	—	—	—	—
Burnside II, LLC(36)	535,508	292,903	—	242,605	242,605	—
Charles Cotton Harrold IV & Kelly Hathaway Harrold	84,195	18,337	—	65,858	65,858	—
Cheng Nien Han	168,390	36,673	—	131,717	131,717	—
Christina Otero Geeza	112,260	24,449	—	87,811	87,811	—
Cordelia W Robinson	53,552	29,291	—	24,261	24,261	—
CPT Investments LLC(37)	84,195	18,337	—	65,858	65,858	—
Cynthia Foster Curry	133,877	73,226	—	60,651	60,651	—
Daniel J. Hennessy	855,502	504,257	—	351,245	351,245	—
DVDC / PEI, LLC(38)	303,102	66,012	—	237,090	237,090	—
Esteban Saldarriaga	10,000	10,000	—	—	—	—
Finvasco Capital Management LLC(39)	168,390	36,673	—	131,717	131,717	—
Fitzgerald Chronos Fund LP(40)	561,300	122,244	—	439,056	439,056	—
Frank J. Bellizzi Jr.	53,552	29,291	—	24,261	24,261	—
Gary R. Garrabrant(41)	3,174,628	715,545	—	2,459,083	2,459,083	—
George Lane & Sara Lane	56,130	12,224	—	43,906	43,906	—
Giantsbane Investments Soho LLC(42)	84,195	18,337	—	65,858	65,858	—
Greg Glyman	535,508	292,903	—	242,605	242,605	—
Hectad Strategic Partners LLC(43)	53,552	29,291	—	24,261	24,261	—
HN Proprietary I LLC(44)	53,552	29,291	—	24,261	24,261	—
Hudson Hill Partners LLC(45)	56,130	12,224	—	43,906	43,906	—
Hugh C Robinson	61,938	36,612	—	25,326	25,326	—
Hugh Connolly(46)	6,000	6,000	—	—	—	—
Ian Wilkin(47)	65,903	65,903	—	—	—	—
Jaguar Growth Partners Group, LLC(48)	66,938	36,612	—	30,326	30,326	—
Jaguar Growth Partners, LLC(49)	325,726	325,726	—	—	—	—
Jaguar SPAC Investment Partners LLC(50)	240,978	131,806	—	109,172	109,172	—
JALL Realty, LLC(51)	53,552	29,291	—	24,261	24,261	—
JAM 2041 Family Trust(52)	142,265	80,548	—	61,717	61,717	—
James Cummings	30,000	30,000	—	—	—	—
James F O’neil III	561,300	122,244	—	439,056	439,056	—
Jameson Reid Nelson	28,065	6,112	—	21,953	21,953	—
Jarret W Inc.(53)	8,388	7,323	—	1,065	1,065	—
John Beck	56,130	12,224	—	43,906	43,906	—
John G Schreiber	133,877	73,226	—	60,651	60,651	—
John J Deasey	214,203	117,161	—	97,042	97,042	—
John J Deasey – IRA	10,065	8,787	—	1,278	1,278	—
John Lin	224,521	48,898	—	175,623	175,623	—
Jonathan D. Hennessy	28,065	6,112	—	21,953	21,953	—
Joseph F Pitchford and Beverly Pitchford	53,552	29,291	—	24,261	24,261	—
Joseph Gregory Benkowski	56,130	12,224	—	43,906	43,906	—
Joseph Link & Rachel Link	84,195	18,337	—	65,858	65,858	—
Joshua A. Cohen	28,065	6,112	—	21,953	21,953	—
Justin T. Persuitti & Madelyn M. Persuitti	28,065	6,112	—	21,953	21,953	—
Kirk S. Hovde(54)	84,195	18,337	—	65,858	65,858	—
Kyle Potter	56,130	12,224	—	43,906	43,906	—
Layal Jabbour	168,390	36,673	—	131,717	131,717	—
Lewis Katz Irrevocable Indenture of Trust FBO Drew & his issue DTD 2/25/00(55)	80,326	43,935	—	36,391	36,391	—
LFH Investment Ventures LLC(56)	28,065	6,112	—	21,953	21,953	—
Lisa Hsu	2,500	2,500	—	—	—	—
Luthien Investments LTD(57)	84,195	18,337	—	65,858	65,858	—
M. Shanken Communications, Inc.(58)	167,755	146,452	—	21,303	21,303	—
Margaux M. Harrold	28,065	6,112	—	21,953	21,953	—
Mario De Barros	25,000	25,000	—	—	—	—
Martin Pena Gomez	168,390	36,673	—	131,717	131,717	—
Matthew E. Chamberlain & Whitney A. Chamberlain	28,065	6,112	—	21,953	21,953	—

McDonald Pearlman Family Living Trust(59)	66,938	36,612	—	30,326	30,326	—
Michael J Brenner	80,326	43,935	—	36,391	36,391	—
Michael McDonald & Rebecca Wright	66,938	36,612	—	30,326	30,326	—
Milton Joseph Beck	588,631	500,820	—	87,811	87,811	—
Otis Road Investments LP(60)	561,300	122,244	—	439,056	439,056	—
Patrick A. Salvi	41,938	36,612	—	5,326	5,326	—
Pieter Neijs	168,390	36,673	—	131,717	131,717	—
Randolph Street Investment Partners, L.P. - 2021 DIF(61)	729,690	158,917	—	570,773	570,773	—
RER Investments LLC(62)	133,877	73,226	—	60,651	60,651	—
Riaz A Cassum Trust-2008(63)	53,552	29,291	—	24,261	24,261	—
Richard L Friedman	53,552	29,291	—	24,261	24,261	—
Rising Straits Holding Company Pte Ltd(64)	80,326	43,935	—	36,391	36,391	—
Rondip Dalal	56,130	12,224	—	43,906	43,906	—
Sean T Martin	84,195	18,337	—	65,858	65,858	—
Sebastian Tanujaya	10,000	10,000	—	—	—	—
Stephen Cummings	28,065	6,112	—	21,953	21,953	—
TAL / DPD, LLC(65)	538,848	117,354	—	421,494	421,494	—
Thomas D. Hennessy(66)	1,143,668	1,011,951	—	131,717	131,717	—
Thomas J Connolly	53,552	29,291	—	24,261	24,261	—
Thomas McDonald	1,587,313	357,773	—	1,229,540	1,229,540	—
Times Three, LLC(67)	133,877	73,226	—	60,651	60,651	—
Vencedor Capital LLC(68)	107,101	58,580	—	48,521	48,521	—
Whye Choong Low	25,000	25,000	—	—	—	—
William Newcomet Halle	28,065	6,112	—	21,953	21,953	—

(1)	The number of Ordinary Shares listed for each Selling Securityholder assumes the exercise of all of the Private Warrants beneficially owned by such Selling Securityhoder.
(2)	Mr. Berman is a member of our board of directors.
(3)	Mr. Hatkoff is a member of our board of directors.
(4)	Mr. Lee is a member of the former board of directors of JGGC.
(5)	Ms. Notaras is a member of the former board of directors of JGGC.
(6)	Ms. Zhao is a member of the former board of directors of JGGC.
(7)	Ms. Liu is a member of our board of directors.
(8)	Mr. Shenderovich is a former advisor to JGGC.
(9)	Mr. Meadow is a former advisor to JGGC.
(10)	Mr. Wray is a former advisor to JGGC.
(11)	Mr. Eisenberg is a former advisor to JGGC.
(12)

Consists of (i) (a) 666,666.67 Earnout Shares issuable upon vesting of 666,666.67 Series I RSRs, (b) 666,666.67 Earnout Shares issuable upon vesting of 666,666.67 Series II RSRs and (c) 666,666.67 Earnout Shares issuable upon vesting of 666,666.67 Series III RSRs, in each case in accordance with the terms and conditions of the Earnout RSRs (ii) 322,619 Ordinary Shares subject to lock-up restrictions, (iii) 711,747 Ordinary Shares issuable upon exercise of the Founder Warrants, and (iv) 32,022 Ordinary Shares issuable upon exercise of the Converted Options. Mr. Lee is the Chief Executive Officer and a member of our board of directors.

(13)

Consists of (i) (a) 1,000,000 Earnout Shares issuable upon vesting of 1,000,000 Series I RSRs, (b) 1,000,000 Earnout Shares issuable upon vesting of 1,000,000 Series II RSRs and (c) 1,000,000 Earnout Shares issuable upon vesting of 1,000,000 Series III RSRs, in each case in accordance with the terms and conditions of the Earnout RSRs (ii) 1,067,621 Ordinary Shares issuable upon exercise of the Founder Warrants, and (iii) 48,049 Ordinary Shares issuable upon exercise of the Converted Options.

(14)	Bio X Co., Ltd. is managed by its CEO, Houng Ki Kim.
(15)	Whale M&A Small-Mid Sized Company M&A Private Equity Fund No. 1 is managed by its CEO, Sung Eun Kim.
(16)	Yuri Choi, director of Samsung Securities, may be deemed a beneficial owner of securities held by this selling securities holder.
(17)	Yong Woo Kim, representative director of CSY Chungla Co., Ltd., may be deemed a beneficial owner of securities held by this selling securityholder.
(18)	Sang Rok Seo, executive managing director of Ulmus—Xolon New Technology Investment Fund No. 1, may be deemed a beneficial owner of securities held by this selling securityholder.
(19)	Jung Mu Lee, chief executive officer of Acuon Capital, may be deemed a beneficial owner of securities held by this selling securityholder.
(20)

Jerry Serowik, Head of ECM Investment Banking of the Cohen & Company Capital Markets division of J.V.B. Financial Group, LLC, may be deemed a beneficial owner of securities held by this selling securityholder.

(21)

Chris Davis, Chief Operating Officer of Paul Hastings LLP, may be deemed a beneficial owner of securities held by this selling securityholder. Brian Sakala, Managing Director and Head of Finance of Paul Hastings LLP, may be deemed a beneficial owner of securities held by this selling securityholder.

(22)

Gary R. Garrabrant and Thomas J. McDonald, the managing members of JGG, may be deemed a beneficial owner of securities held by this selling securityholder. Each of JGG, Gary R. Garrabrant and Thomas J. McDonald disclaim beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(23)	Jason Coles, chief executive officer of Outside The Box Capital Inc., may be deemed a beneficial owner of securities held by this selling securityholder.

(24)	Consists of 40,258 Ordinary Shares issuable upon conversion of the Convertible Notes. George and Mary Fitzpatrick jointly own the securities with a right of survivorship.
(25)	Consists of 40,258 Ordinary Shares issuable upon conversion of the Convertible Notes.
(26)	Consists of 80,516 Ordinary Shares issuable upon conversion of the Convertible Notes.
(27)

Consists of 40,258 Ordinary Shares issuable upon conversion of the Convertible Notes. David Alexander Stubbs, director of MB Asset Management Ltd. may be deemed a beneficial owner of securities held by this selling securityholder.

(28)

Consists of 99,404 Ordinary Shares issuable upon conversion of the Convertible Notes. Edward Fitzgerald, managing member of NexexterAlts, LLC, may be deemed a beneficial owner of securities held by this selling securityholder.

(29)	Consists of 14,911 Ordinary Shares issuable upon conversion of the Convertible Notes.
(30)	Consists of 19,881 Ordinary Shares issuable upon conversion of the Convertible Notes.
(31)	Consists of 49,702 Ordinary Shares issuable upon conversion of the Convertible Notes.
(32)

Consists of 49,702 Ordinary Shares issuable upon conversion of the Convertible Notes. Jeffrey Goldenberg, investment manager of Goldenberg Investment Partners LLC, may be deemed a beneficial of securities held by this selling securityholder.

(33)	Mr. Marcinkowski is our Senior VP, Capital Markets. Mr. Marcinkowski is a consultant of the JGGC Sponsor.
(34)	Mr. Page is our CFO.
(35)	Erik Barner, managing member of Broadwater Capital, LLC, may be deemed a beneficial owner of securities held by this selling securityholder.
(36)	Richard Clark, sole owner of Burnside II, LLC, may be deemed a beneficial owner of securities held by this selling securityholder.
(37)	Daniel Lobo Guerrero, Federico Pineda and Andres Felipe Martinez, members and beneficial owners of CPT Investments LLC, may be deemed beneficial owners of securities held by this securityholder.
(38)	DeForest Davis, Valerie Saroyan, Daphne Johnson and Christina Davis may be deemed beneficial owners of the securities held by DVDC/PEI, LLC.
(39)	Edward Sherovich and Olga Kouraptseva, beneficiaries of the trust that owns 100% of Finvasco Capital Management LLC, may be deemed beneficial owners of the securities held by this securityholder.
(40)

Fitzgerald Investment Management Company LLC is a general partner of Fitzgerald Chronos Fund LP. Thomas G Fitzgerald Jr. and Jamie S Fitzgerald, managers of Fitzgerald Investment Management Company LLC, may be deemed beneficial owners of the securities held by Fitzgerald Chronos Fund LP.

(41)	Mr. Garrabrant is our Chairman and CEO.
(42)	Chase Mazzariello and Alex Wang, managing members of Giantsbane Investments Soho LLC, may be deemed beneficial owners of the securities held by this securityholder.
(43)

Hectad Strategic LLC is Hectad Strategic Partners LLC’s manager. Jeffrey B Citrin, managing member of Hectad Strategic LLC, may be deemed beneficial owner of the securities held by Hectad Strategic Partners LLC.

(44)	Vipin Nambiar, managing partner of HN Proprietary I LLC, may be deemed beneficial owner of the securities held by this securityholder.
(45)	Dany Bsharat and Tariq Bsharat, managing members of Hudson Hill Partners LLC, may be deemed beneficial owners of the securities held by this securityholder.
(46)	Carrie W Connolly may be deemed beneficial owners of the securities held by Hugh C Connolly.
(47)	Mr. Wilkin is the former CFO and COO of Jaguar Growth Partners.
(48)

Jaguar Growth Partners Group, LLC is owned by Gary R. Garrabrant and Thomas J. McDonald. Mr. Garrabrant and Mr. McDonald may be deemed beneficial owners of the securities held by this securityholder. Mr. Garrabrant is our Chairman and CEO.

(49)	Thomas McDonald and Gary R. Garrabrant may be deemed beneficial owners of the securities held by Jaguar Growth Partners, LLC. Mr. Garrabrant is our Chairman and CEO.
(50)	Evan Jeffrey Wray, partner of Jaguar SPAC Investment Partners LLC, may be deemed beneficial owner of the securities held by this securityholder.
(51)	Jason Weiss, member of JALL Realty, LLC, may be deemed beneficial owner of the securities held by this securityholder.
(52)	Rajeev Viswanathan, trustee of JAM 2041 Family Trust, may be deemed beneficial owner of the securities held by this securityholder.
(53)	Jarret Willis, owner of Jarret W. Inc, may be deemed beneficial owner of the securities held by this securityholder.
(54)

Kirk S. Hovde is an affiliate of a broker dealer. Mr. Hovde certified that he bought these securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(55)

Drew Katz, Melissa Silver, and Kathleen Palella, trustees of Lewis Katz Irrevocable Indenture of Trust FBO Drew & his issue DTD 2/25/00, may be deemed beneficial owners of the securities held by this securityholder.

(56)	Laith Hodi, member of LFH Investment Ventures LLC, may be deemed beneficial owner of the securities held by this securityholder.
(57)	Bernardo Coutinho de Sampaio, Luciana Salles de Sampaio, directors and shareholders of Luthien Investments LTD, may be deemed beneficial owners of the securities held by this securityholder.
(58)	Marvin R Shanken, chairman of M. Shanken Communications, Inc., may be deemed beneficial owner of the securities held by this securityholder.
(59)	John J McDonald and Jenny Pearlman, trustees of McDonald Pearlman Family Living Trust, may be deemed beneficial owners of the securities held by this securityholder.
(60)

Otis Management LLC (“Otis Management”) is a general partner of Otis Road Investments LP. Andrew J Fitzgerald and James G Fitzgerald are managers of Otis Management. Andrew J Fitzgerald is also managing GP of Otis Road Investments LP. Mr. Fitzgerald and Mr. Fitzgerald may be deemed beneficial owners of the securities held by this securityholder.

(61)

Randolph Street Investment Management, LLC (“RSIM”), is the general partner of Randolph Street Investment Partners, LP – 2021 DIF. RSIM exercises voting and investment power with respect to the securities. RSIM is controlled by a board of managers comprised of four persons who act by majority vote.

(62)	Robert E Rasmus, member of RER Investments LLC, may be deemed beneficial owner of the securities held by this securityholder.
(63)	Riaz A Cassum, trustee of Riaz A Cassum Trust-2008, may be deemed beneficial owner of the securities held by this securityholder.
(64)	Subhash Bedi, director of Rising Straits Holding Company Pte Ltd, may be deemed beneficial owner of the securities held by this securityholder.
(65)	DeForest Davis and Tiffany Lytle managers of TAL/DPD, LLC, may be deemed beneficial owners of the securities held by this securityholder.

(66)	Mr. Hennessey is a former director on board of directors of JGGC.
(67)

Callahan Family Investments is the manager of Times Three, LLC. Jessica Callahan Dadosky, president of Callahan Family Investments, may be deemed beneficial owner of the securities of this securityholder.

(68)	Robert E Rasmuss, manager of Vencedor Capital LLC, may be deemed beneficial owner of the securities of this securityholder.